THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement amends the Contract to which it is attached so that it may qualify as a Roth Individual Retirement Annuity (“IRA”) under Section 408A of the Internal Revenue Code (“Code”) and the applicable Regulations under that Section. In the event of any conflict between the terms of this Contract to which this Endorsement is attached, including the terms of any other riders or endorsements to the Contract, and any sections of the Code applicable to annuities governed by Section 408A, the Code will govern. This Endorsement may be amended from time to time to comply with changes in the Internal Revenue Code, any rulings, regulations or requirements promulgated thereunder. Any such change would be subject to New York State Department of Insurance approval. The Owner has the right to refuse to accept any such amendment; however, We shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal. The Owner shall comply with the tax qualified plan provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties. The Company is not liable for any tax or tax penalties paid by any party resulting from failure to comply with the Code and any rulings, regulations, and requirements thereunder relating to this Contract.

The effective date of this Endorsement is the Contract Date shown on the CONTRACT DATA PAGE. The Contract is amended as follows:

1.	Owner

The Owner, Annuitant and Payee shall be the same individual. The Owner, Annuitant and Payee cannot be changed, except as otherwise permitted under the Code and applicable regulations. All distributions made while the Owner is alive must be made to the Owner.

2.	Exclusive Benefit, Nonforfeitable, and NonTransferable

This Contract is established for the exclusive benefit of the Owner and his/her Beneficiary(ies). If this is an inherited IRA within the meaning of Code § 408(d)(3)(C) maintained for the benefit of a Designated Beneficiary of a deceased Owner, references in this Endorsement to the “Owner” are to the deceased Owner.

The interest of the Owner under this Contract shall be nonforfeitable except as provided by law.

This Contract is nontransferable by the Owner. This Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

3.	Maximum Permissible Annual Contribution and Restrictions on Kinds of Contributions

Contributions are subject to the Premium (“Purchase Payments”) restrictions shown on the CONTRACT DATA PAGE and provisions of the Contract to which this Endorsement is attached. This Contract does not require fixed premiums.

(a)	Maximum Permissible Amount

Except in the case of a qualified rollover contribution (as defined in (g) below) or a recharacterization (as defined in (f) below), no contribution will be accepted unless it is in cash and the total of such contributions to all the Owner’s Roth IRAs for a taxable year does not exceed the applicable amount (as defined in (b) below), or the Owner’s compensation (as defined in (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner’s compensation is referred to as a “regular contribution.” However, notwithstanding the preceding limits on contributions, an individual may make additional contributions specifically authorized by statute – such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation; Contributions may be limited under (c) through (e) below.

(b)	Applicable Amount

The applicable amount is determined below:

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(i)

If the Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code § 219(b)(5)(D). Such adjustments will be in multiples of $500.

(ii)	If the Owner is age 50 or older, the applicable amount under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

(iii)

If the Owner was a participant in a § 401(k) plan of a certain employer in bankruptcy described in Code § 219(b)(5)(C), then the applicable amount under paragraph (i) above is increased by $3,000 for taxable years beginning after 2006 and before 2010 only. An Individual who makes contributions under this paragraph (iii) may not also make contributions under paragraph (ii).

(c)	Regular Contribution Limit

The maximum regular contribution that can be made to all of the Owner’s Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

(i)	The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income in accordance with the following table:

Filing Status	Full Contribution Modified AGI	Phase-out Range	No Contribution
Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more
Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more
Married- Separate Return	$0	Between $0 and $10,000	$10,000 or more

An individual’s modified adjusted gross income (“modified AGI”) for a taxable year is defined in Code § 408A(c)(3) and does not include any amount included in adjusted gross income as a result of a qualified rollover contribution. If the Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code § 408A(c)(3). Such adjustments will be in multiples of $1,000.

(ii)

If the Owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all of the Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner’s non-Roth IRAs for the taxable year.

(d)	Simple IRA Limits

No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to § 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two (2)-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

(e)	Inherited IRA

If this is an inherited IRA within the meaning of § 408(d)(3)(C), no additional contributions will be accepted.

(f)	Recharacterization

A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in § 1.408A-5 of the regulations as a regular contribution to this IRA, subject to the limits in (c) above.

(g)	Qualified Rollover Contribution

A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible rollover plan described in § 402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of

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Code § 408(d)(3), except the one-rollover-per-year rule of § 408(d)(3)(B) does not apply if the distribution is from a non-Roth IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code § 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes (i) and (ii) below.

(i)

All or part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within one (1) year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under § 408 (d)(3)(B).

(ii)

All or part of an airline payment (as defined in § 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

(h)	Compensation

For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in § 401(c)(2) (reduced by the deduction the self-employed Owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, § 401(c)(2) shall be applied as if the term trade or business for purposes of § 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to § 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the Owner’s gross income under § 71 with respect to a divorce or separation instrument described in subparagraph (A) of § 71(b)(2). In the case of a married Owner filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in § 3401(h)(2) and any amount which is included in gross income and paid to an individual to aid in the pursuit of graduate or postdoctoral study as described in § 219(f)(1).

(i)	Excess Contribution. If a contribution is in excess of the contribution limits, there may be an excise tax imposed on the excess until the excess is removed.

4.

Distributions Before Death Are Not Required. No amount is required to be distributed prior to the death of the Owner for whose benefit the Contract was originally established. Distributions made to the Owner or the Owner’s beneficiary(ies) are subject to the qualified distribution rules in § 408A(d)(2). If annuity payments commence while the Owner is alive, the manner in which such payment may be made might be limited and the annuity payments might need to be modified after the Owner’s death, as necessary to satisfy the requirements associated with distributions upon death.

If this is an inherited IRA within the meaning of Code § 408 (d)(3)(C), this paragraph does not apply.

5.	Distributions Upon Death
(a)

Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner’s interest in the IRA shall be made in accordance with the requirements of Code § 408(b)(3), as modified by § 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section (c)(iv) must satisfy the requirements of Code § 408(a)(6), as modified by § 408A(c)(5), and the regulations thereunder, rather than the distribution rules in paragraphs (b), (c), (d) and (e) below.

(b)	Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

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i.	If the Owner dies before the distribution of the Owner’s entire interest and the beneficiary is a Designated Beneficiary –
A.

In general. Subject to the exception in the following paragraph (b)(i)(B) for an eligible designated beneficiary, the entire interest will be distributed within a period not exceeding that permitted by federal tax law.

B.

Exception for eligible designated beneficiaries. If any portion of the Owner’s interest is payable to (or for the benefit of) an eligible designated beneficiary, such portion will be distributed (in accordance with applicable federal tax law) –

1.

over the life of such eligible designated beneficiary, or over a period not extending beyond the life expectancy of such eligible designated beneficiary, starting no later than the end of the calendar year following the calendar year of the Owner’s death (or the end of the calendar year in which the Owner would have attained age 72 (or age 70 1⁄2 if the Owner was born on or before June 30, 1949), if later, and the eligible designated beneficiary is the Owner’s surviving spouse), or

2.	within a period not exceeding that permitted by federal tax law.
C.	Rules upon death of an eligible designated beneficiary.
1.

If an eligible designated beneficiary dies before the portion of the Owner’s interest to which this paragraph (b)(i) applies is entirely distributed, the exception under paragraph (b)(i)(B)(1) shall not apply to any beneficiary of such eligible designated beneficiary and the remainder of such portion shall be distributed within a period not to exceed that permitted by federal tax law after the death of such eligible designated beneficiary.

2.

If the eligible designated beneficiary is the Owner’s surviving spouse and the surviving spouse dies before distributions to such spouse under paragraph (b)(i)(B)(1) begin, this paragraph (b)(i) shall be applied as if the surviving spouse were the Owner.

a.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (b)(i)(B)(1). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

D.

If annuity income payments commence while the Owner or Designated Beneficiary is alive, the payment duration or amount of annuity income payments may need to be modified after the death of the Owner or Designated Beneficiary(ies) as necessary to comply with provisions (A) through (C) above.

ii.	Application of paragraph (b)(i). Except as otherwise provided under applicable federal tax law –
A.	paragraph (b)(i) shall apply to distributions with respect to an Owner who dies after December 31, 2019, and
B.

if the Owner dies before January 1, 2020, and the Designated Beneficiary dies on or after such date, the entire remaining interest in the Contract shall be distributed by the end of the calendar year within a period not exceeding that permitted by federal tax law of such Designated Beneficiary’s death.

iii.

If the Owner dies before the distribution of the Owner’s entire interest and the beneficiary is not a Designated Beneficiary, the remaining interest in the IRA will be distributed as follows: (A) If the Owner dies on or after the required beginning date, the entire remaining interest must be distributed at least as rapidly as the method of distribution used by the Owner; OR (B) If the Owner dies before the required beginning date, the entire remaining interest must be distributed within five (5) years of the Owner’s death. For this purpose, a Designated Beneficiary is generally an individual.

iv.

Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age as of his or her birthday in the year following the year of the Owner’s death and reduced by one (1) for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

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v.

After the Owner’s death, the beneficiary shall have the sole responsibility for requesting or arranging for taking required minimum distributions with respect to this Contract. The required minimum distributions payable to a Designated Beneficiary from this Roth IRA (other than a distribution made under this Contract in the form of an annuity) may be withdrawn from another Roth IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of 1.408-8 of the Income Tax Regulations.

vi.

If the Owner’s surviving spouse is the sole beneficiary and has an unlimited right to withdraw amounts, such spouse may elect to treat this Contract as the spouse’s own Roth IRA. This election can be made by re-designating the Contract in the name of the surviving spouse as the Owner rather than as beneficiary. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the Roth IRA or fails to take distributions as a beneficiary.

vii.	Eligible designated beneficiary.
A.	The term “eligible designated beneficiary” means, with respect to an Owner, any Designated Beneficiary who is —
1.	the surviving spouse of the Owner, or
2.	an individual not described above who is not more than ten (10) years younger than the Owner.

The determination of whether a Designated Beneficiary is an eligible designated beneficiary shall be made as of the date of death of the Owner.

(c)	Special rules for annuity payments – Unless otherwise provided under applicable federal tax law:
i.	Distributions in the form of an annuity must satisfy the applicable requirements of §1.401(a)(9)-6 of the Income Tax Regulations, the provisions of which are herein incorporated by reference.
ii.

Distributions in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one (1) year.

iii.	Annuity payments must be nonincreasing or increase only as permitted by Q&A-14 of §1.401(a)(9)-6 of the Income Tax Regulations.
iv.

If distributions commence after your death in the form of an annuity in accordance with § 401(a)(9)(B)(iii) and (iv), the first (1st) payment, which must be made on or before the date determined under A-3(a) or (b) (whichever is applicable) of § 1.401(a)(9)-3 of the Income Tax Regulations, must be the payment which is required for one (1) payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, quarterly, semi-annually, or annually.

v.

If all or a portion of an individual account (including a deferred annuity contract prior to the date the contract is annuitized) is used to purchase an annuity after distributions are required to commence (the date determined under Q&A-3 of Treasury Regulation § 1.401(a)(9)-3), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-1(e) of Treasury Regulation § 1.401(a)(9)-5.

vi.

Prior to the date annuity payments commence, the “entire interest” under the IRA is the dollar amount credited to the individual or beneficiary under the IRA, including the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of § 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA (prior to annuitization), such as guaranteed death benefits.

(d)

The surviving spouse of the Owner who is the sole beneficiary and has an unlimited right to withdraw amounts may elect to treat this Contract as the spouse’s own Roth IRA. This election can be made by re-designating the Contract in the name of the surviving spouse as the Owner rather than as beneficiary. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the Contract or fails to take required minimum distributions as a beneficiary.

(e)

Inherited Roth IRA – If this Contract is an inherited Roth IRA, distributions will be made in accordance with the provisions governing distributions upon or after the death of the Owner. If this Contract is issued in a direct rollover or direct transfer described in the in the Inherited IRA subsection of the Contributions

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section above, the deceased employee under the eligible retirement plan from which the contribution was rolled over, or the deceased individual under the IRA from which the contribution was transferred, will be treated as the Owner for purposes of applying these provisions. This subsection shall not apply if the surviving spouse of such deceased employee or individual has elected to treat this Contract as his or her own Roth IRA.

6.

Application of Refund Premiums. Any refund of premiums (other than those attributable to excess contributions) arising under the Contract will be applied before the close of the calendar year following the year of the refund as contributions toward the Contract.

7.

Periodic Reports. The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

8.	Withdrawals. Withdrawals may be made in accordance with the terms of the Contract, but the Owner must pay any applicable Withdrawal Charges.

All other terms and conditions of the Contract remain unchanged.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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